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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Central European Media Enterprises Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS

        A Special General Meeting of Shareholders of CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. ("we" or the "Company"), a Bermuda company, will be held at Citco (Bermuda) Limited, O'Hara House, 3 Bermudiana Road, Hamilton, HM08 Bermuda on April 14, 2014 at 10 a.m. for the following purposes:

  1.
  to amend the Company's Bye-laws and the conditions of its Memorandum to increase the authorized share capital of the Company from $25.6 million to $36.8 million by increasing the number of authorized shares of Class A Common Stock from 300,000,000 shares to 440,000,000 shares of par value $0.08 each; and

  2.
  to approve (a) the issuance by the Company of non-transferable rights (the "Rights Offering") to shareholders of record as of the Rights Offering record date and (b) the issuance to Time Warner Media Holdings B.V. of (i) a warrant exercisable for 30,000,000 shares of Class A Common Stock, subject to adjustment in accordance with the terms thereof and (ii) warrants exercisable for up to 84,000,000 shares of Class A Common Stock, subject to adjustment in accordance with the terms thereof.

        The approval and adoption of each matter to be presented to the shareholders is independent of the approval and adoption of each other matter to be presented to the shareholders.

        Only shareholders of record at the close of business on March 21, 2014 are entitled to notice of and to vote at the meeting and any adjournments thereof.

                      By order of the Board of Directors,

                      DANIEL PENN

                      Secretary

        March 21, 2014

IMPORTANT

        The prompt return of proxies will ensure that your shares will be voted. A self-addressed envelope is enclosed for your convenience.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

PROXY STATEMENT FOR SPECIAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 14, 2014

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. (the "Company"), a Bermuda company, for use at a Special General Meeting of Shareholders (the "Meeting") to be held at Citco (Bermuda) Limited, O'Hara House, 3 Bermudiana Road, Hamilton, HM 08 Bermuda on April 14, 2014 at 10 a.m., and at any adjournments thereof.

        Shareholders may vote their shares by signing and returning the proxy card accompanying this proxy statement. Shareholders who execute proxies retain the right to revoke them at any time by notice in writing to the Company Secretary, by revocation in person at the Meeting or by presenting a later-dated proxy. Unless so revoked, the shares represented by proxies will be voted at the Meeting in accordance with the directions given therein. Shareholders vote at the Meeting by casting ballots (in person or by proxy). The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the total number of votes entitled to be cast at the Meeting constitutes a quorum. Abstentions and broker "non-votes" are included in the determination of the number of shares present at the Meeting for quorum purposes, but abstentions and broker "non-votes" are not counted in the tabulations of the votes cast on proposals presented to shareholders. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

        Our registered office is located at O'Hara House, 3 Bermudiana Road, Hamilton, HM 08 Bermuda. A subsidiary of the Company maintains offices at Krizeneckého námestí 1078/5, 152 00 Prague 5, Czech Republic. The date on which this proxy statement and the enclosed form of proxy will first be sent to shareholders is on or about March 24, 2014.

        At the close of business on March 21, 2014 (the record date) there were issued and outstanding 135,126,867 shares of Class A Common Stock, par value $0.08 per share (the "Class A Common Stock"). Shareholders of record of our Class A Common Stock at the close of business on March 21, 2014 shall be entitled to one vote for each share then held. At the close of business on March 21, 2014, one share of our Series A Convertible Preferred Stock, par value $0.08 per share (the "Series A Preferred Stock"), was issued and outstanding. The shareholder of record of our Series A Preferred Stock on the record date shall be entitled to one vote for each of the 11,211,449 shares of Class A Common Stock into which it is convertible. At the close of business on March 21, 2014, no shares of our Class B Common Stock were issued and outstanding.

 PROPOSAL 1

INCREASE IN THE AUTHORIZED SHARE CAPITAL BY
INCREASING THE NUMBER OF AUTHORIZED
SHARES OF CLASS A COMMON STOCK

        At present, the Company's Bye-laws and Memorandum state that the authorized share capital of the Company is $25.6 million, divided into three classes of shares: 300,000,000 shares of Class A Common Stock, par value $0.08 per share, 15,000,000 shares of Class B Common Stock, par value $0.08 per share, and 5,000,000 shares of Preferred Stock, par value $0.08 per share (the "Preferred Stock").

        As of March 21, 2014, 135,126,867 shares of Class A Common Stock were issued and outstanding, 11,211,449 shares of Class A Common Stock were reserved for issuance upon the conversion of the outstanding share of Series A Preferred Stock, 85,176,305 shares of Class A Common Stock were reserved for issuance upon the conversion of the outstanding shares of Series B Convertible Redeemable Preferred Stock (the "Series B Preferred Stock"), 13,407,489 shares of Class A Common Stock were reserved for issuance upon the conversion of the Company's outstanding senior convertible notes due 2015, and 4,972,862 shares of Class A Common Stock were reserved for issuance upon the exercise of stock options, restricted stock units and warrants. Accordingly, there are currently 50,105,028 shares of Class A Common Stock that are unissued and not reserved for issuance. As of March 21, 2014, no shares of Class B Common Stock were reserved for issuance, leaving 15,000,000 shares of Class B Common Stock unissued and not reserved for issuance. As of March 21, 2014, one share of the Company's Series A Preferred Stock was issued and outstanding and 200,000 shares of the Company's Series B Preferred Stock were issued and outstanding, leaving 4,799,999 shares of Preferred Stock unissued and not reserved for issuance.

        The disinterested directors, on behalf of the Board of Directors of the Company, have determined that it is in the best interests of the Company and its shareholders to increase the authorized share capital from $25.6 million to $36.8 million by increasing the number of authorized shares of Class A Common Stock from 300,000,000 shares to 440,000,000 shares. The Board of Directors has determined that the authorization of an additional 140,000,000 shares of Class A Common Stock will provide the Company with flexibility in the future by assuring that there will be sufficient authorized shares of Class A Common Stock to enable the Company to issue shares in connection with (a) the exercise of unit warrants exercisable for shares of Class A Common Stock to be issued in the Rights Offering, (b) the exercise of (x) the warrant exercisable for 30,000,000 shares of Class A Common Stock (subject to adjustment in accordance with the terms thereof) and (y) warrants exercisable for up to 84,000,000 shares of Class A Common Stock (subject to adjustment in accordance with the terms thereof) pursuant to (i) the backstop of the Rights Offering by Time Warner Media Holdings B.V. ("TW BV") and a separate private placement to TW BV or (ii) a term loan agreement with Time Warner Inc., each as described in Proposal 2, (c) any new debt or equity financing requirements, future acquisitions or mergers, stock dividends or splits, employee compensation programs and (d) for other corporate purposes.

        The unreserved and unissued shares of Class A Common Stock may be issued at such times, for such purposes and for such consideration as the Board of Directors of the Company may determine to be in the best interests of the Company and its shareholders and, except as otherwise required by applicable law, without further authority from the shareholders of the Company. A copy of the amended Section 3(1) of the Bye-laws is set forth in Exhibit A.

        The amendment to our Bye-laws and the conditions of its Memorandum to increase the authorized share capital and the number of authorized shares will not have any immediate effect on the rights of existing shareholders. However, our Board of Directors will have the authority to issue authorized stock without requiring future shareholder approval of such issuances, except as may be required by applicable law or exchange regulations. To the extent that additional authorized shares are issued in the future, they will decrease the percentage equity ownership of existing shareholders, could decrease existing shareholders' voting power, and, depending upon the price at which they are issued, could be dilutive to the existing shareholders.

Preemptive Rights

        TW BV is a beneficial owner of shares of the Company's Class A Common Stock, Series A Preferred Stock and Series B Preferred Stock. Pursuant to an amended Investor Rights Agreement by and among Time Warner Inc., RSL Savannah LLC, Ronald S. Lauder, RSL Investments LLC, RSL Investments Corporation and the Company, the Company has granted TW BV, and any of its permitted transferees, certain preemptive rights with respect to future issuances of the Company's equity securities (subject to certain exclusions).

No Appraisal Rights

        Under Bermuda law and the Company's Bye-laws, holders of the Company's Class A Common Stock and Series A Preferred Stock will not be entitled to dissenter's rights or appraisal rights with respect to the authorized share increase.

Vote Required; Recommendation

        The Bye-laws provide that the Company may from time to time, by ordinary resolution passed by the holders of common shares, increase its capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe. Adoption of an ordinary resolution to increase the share capital as described in this Proposal 1 requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present in person or by proxy. Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast.

        TW BV, which holds 49.6% of the voting power of our shares as of the record date for the Meeting, has agreed to vote in favor of this Proposal 1.

        Unless otherwise indicated, the accompanying form of Proxy will be voted FOR the adoption of the amendment to the Company's Bye-laws and the conditions of its Memorandum to increase the authorized share capital of the Company from $25.6 million to $36.8 million by increasing the number of authorized shares of Class A Common Stock from 300,000,000 shares to 440,000,000 shares.

        THE DISINTERESTED DIRECTORS, ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY, UNANIMOUSLY RECOMMEND A VOTE IN FAVOR OF THE ADOPTION OF THE AMENDMENT TO THE COMPANY'S BYE-LAWS AND THE CONDITIONS OF ITS MEMORANDUM TO INCREASE THE AUTHORIZED SHARE CAPITAL OF THE COMPANY BY INCREASING THE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK.

 PROPOSAL 2

APPROVAL OF THE RIGHTS OFFERING AND
THE ISSUANCE OF WARRANTS EXERCISABLE FOR
CLASS A COMMON STOCK
TO
TIME WARNER MEDIA HOLDINGS B.V.
IN ACCORDANCE WITH NASDAQ MARKETPLACE RULE 5635(d)

        On February 28, 2014, we announced our intention to conduct the Rights Offering and a series of related financing transactions with TW BV and Time Warner Inc. ("Time Warner" which, unless the context indicates otherwise, includes TW BV and its affiliates other than the Company). The Rights Offering and related financing transactions are being undertaken pursuant to a framework agreement (the "Framework Agreement") dated February 28, 2014 among the Company, TW BV and Time Warner.

        As disclosed in the Registration Statement on Form S-3 (File No. 333-194209) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), including the Prospectus therein, the Company desires to distribute non-transferable rights ("Rights") at no charge to the holders of record as of the Rights Offering record date of the Company's outstanding (a) shares of Class A Common Stock, (b) share of Series A Preferred Stock (allocated on an as-converted basis) and (c) shares of Series B Preferred Stock (allocated on an as-converted basis as of December 25, 2013). The Company intends to distribute one (1) Right for every 62.0102 outstanding shares of Class A Common Stock and every 62.0102 shares of Class A Common Stock issuable upon conversion of the outstanding share of Series A Preferred Stock and upon conversion of the outstanding shares of Series B Preferred Stock (calculated as of December 25, 2013). The Company fixed 5:00 p.m. New York City time on March 21, 2014 as the record date for determining the holders of shares of Class A Common Stock, Series A Preferred Stock and Series B Preferred Stock eligible to participate in the Rights Offering. We refer to the holders of the shares of Class A Common Stock, Series A Preferred Stock and Series B Preferred Stock as of the Rights Offering record date as the "Eligible Securityholders."

        We intend for each Right to entitle the holder to purchase, subject to the satisfaction of the minimum subscription amount (as defined below), at the subscription price of one hundred dollars ($100.00) (the "Subscription Price"), one (1) unit (each, a "Unit"), consisting of (a) a 15.0% Senior Secured Note due 2017 (each, a "New Note") in the original principal amount of $100.00 and (b) 21 unit warrants (each, a "Unit Warrant"), with each Unit Warrant entitling the holder to purchase one share of the Company's Class A Common Stock. Eligible Securityholders may only purchase whole Units in denominations of $100.00 per Unit (the "minimum subscription amount"). The Unit Warrants will be exercisable from the second anniversary of their issue date until the fourth anniversary of their issue date at an exercise price of $1.00 per share, subject to the limited right of Time Warner to exercise its Unit Warrants earlier in order to maintain the TW Ownership Threshold (as defined below). The Company is offering 3,418,467 Units in the Rights Offering. The Rights may be exercised at any time during the subscription period stipulated in the Registration Statement, which will commence on April 3, 2014 and expire at 5:00 p.m. New York City time on April 25, 2014, unless otherwise extended by us.

        Time Warner has agreed to enter into a standby purchase agreement (the "Purchase Agreement") with the Company prior to the commencement of the Rights Offering. Under the Purchase Agreement, Time Warner will commit, subject to the satisfaction or waiver of certain conditions (described below under "Summary of Transaction Agreements and Warrants"), to exercise in full its subscription privilege at the Subscription Price for all of the Rights allocated to Time Warner in the Rights Offering in respect of its shares of Class A Common Stock, Series A Preferred Stock and Series B Preferred Stock. In addition, the Company has agreed to issue to Time Warner, and Time Warner has agreed to purchase, 581,533 Units (the "TW Private Placement Units") at the Subscription Price in a private offering to be closed contemporaneously with the Rights Offering (the "TW Unit Private Placement"). The TW Private Placement Units are not included in the Units that the Company is offering in the Rights Offering. The Rights allocated to Time Warner in the Rights Offering and the TW Private Placement Units represent approximately 70% of all Units that will be issued by the Company, which Time Warner is obligated to purchase under the Purchase Agreement.

        In total, the Company is offering 4,000,000 Units in the Rights Offering and TW Unit Private Placement, consisting of $400.0 million aggregate original principal amount of New Notes and Unit Warrants to purchase a total of 84,000,000 shares of Class A Common Stock.

        Under the Purchase Agreement, Time Warner will also commit to purchase at the Subscription Price in a separate private offering to be closed contemporaneously with the Rights Offering (the "Backstop Private Placement") any and all remaining Units that are not purchased through the exercise of Rights in the Rights Offering. We refer to this commitment as the "Backstop Purchase Commitment." The exact amount of Units to be purchased by Time Warner pursuant to the Backstop Purchase Commitment (the "Backstop Units") will vary depending upon the number of Units purchased through the exercise of Rights in the Rights Offering by the Eligible Securityholders (other than Time Warner). If the Eligible Securityholders (other than Time Warner) do not purchase any Units in the Rights Offering, Time Warner will purchase all of the Units offered by the Company in the Rights Offering as well as the TW Private Placement Units, following which its economic ownership interest in the Company's Class A Common Stock would be approximately 78.7% on a fully diluted basis.

        On February 28, 2014, the Company also entered into a term loan credit agreement (the "Time Warner Term Loan Agreement") with Time Warner. The Time Warner Term Loan Agreement provides that Time Warner will make a term loan (the "Time Warner Term Loan") to the Company as follows: (x) in the event of the closing of the Rights Offering, Backstop Private Placement and TW Unit Private Placement prior to May 29, 2014 (the "Bridge Date"), concurrently with that closing, Time Warner will make a term loan to the Company in the aggregate principal amount of $30.0 million that matures on December 1, 2017, or (y) if the Rights Offering, Backstop Private Placement and TW Unit Private Placement are not closed prior to the Bridge Date, on the Bridge Date, Time Warner will make a term loan to the Company in the aggregate principal amount equal to the sum of (i) the U.S. dollar equivalent of the aggregate principal amount of the Company's 11.625% Rate Notes due 2016 (the "2016 Fixed Rate Notes") outstanding, plus the early redemption premium thereon payable to the holders thereof upon discharge of the 2016 Fixed Rate Notes, in each case, as of the business day immediately prior to the Bridge Date using the Euro/U.S. Dollar spot exchange rate published in the Wall Street Journal (the "Refinancing Portion of the Term Loan") plus (ii) $30.0 million that matures on September 8, 2014 (the "Initial Term Loan Maturity Date"). In the event that the Rights Offering, the Backstop Private Placement and TW Unit Private Placement are closed after the Bridge Date but on or before the Initial Term Loan Maturity Date, the proceeds from the Rights Offering, Backstop Private Placement and TW Unit Private Placement will be used to repay the Refinancing Portion of the Term Loan, and the maturity date of the remaining amount of the Time Warner Term Loan will be extended to December 1, 2017. If the Rights Offering, Backstop Private Placement and TW Unit Private Placement have not been closed on or before the Initial Term Loan Maturity Date, the Company shall issue and deliver to Time Warner warrants to purchase 84,000,000 shares of Class A Common Stock (subject to adjustment in accordance with the terms thereof, the "Term Loan Warrants") and the Initial Term Loan Maturity Date will be extended to December 1, 2017. The Term Loan Warrants will be exercisable, subject to the approval by the shareholders of the Company of this Proposal 2, from the second anniversary of the issue date until the fourth anniversary of the issue date, at an exercise price of $1.00 per share, subject to the limited right of Time Warner to exercise the Term Loan Warrants earlier in order to maintain the TW Ownership Threshold (as defined below). The Term Loan Warrants represent the number of Unit Warrants Time Warner would have purchased at the closing of the Rights

Offering, Backstop Private Placement (assuming that no other Eligible Securityholders exercised Rights in the Rights Offering) and TW Unit Private Placement. Upon such extension of the Initial Term Loan Maturity Date and issuance of the Term Loan Warrants, Time Warner's obligations under the Purchase Agreement will be terminated.

        In addition, under the Framework Agreement, Time Warner agreed to extend to the Company a revolving credit facility that matures on December 1, 2017 in the aggregate principal amount of $115.0 million (the "Time Warner Revolving Credit Facility") at the earlier of (a) the closing of the Rights Offering, Backstop Private Placement and TW Unit Private Placement or (b) the funding of the Time Warner Term Loan.

        The Company intends to use the net proceeds from the exercise of Rights in the Rights Offering, the purchase of Units in the TW Unit Private Placement and in the Backstop Private Placement, if applicable, together with the proceeds from the Time Warner Term Loan, to redeem and repay in full the 2016 Fixed Rate Notes, including the early redemption premium and accrued interest thereon. Alternatively, if the Company is unable to close the Rights Offering prior to the Bridge Date, then the Company intends to redeem and repay in full all outstanding 2016 Fixed Rate Notes, including the early redemption premium and accrued interest thereon, with the proceeds from the Time Warner Term Loan.

        In connection with the transactions contemplated by the Framework Agreement, the Company agreed to issue to Time Warner, subject to the terms of the Framework Agreement and of an escrow agreement, a warrant to purchase 30,000,000 shares of Class A Common Stock (subject to adjustment in accordance with the terms thereof, the "TW Initial Warrant") exercisable, subject to the approval by the shareholders of the Company of this Proposal 2, from the second anniversary of the issue date until the fourth anniversary of the issue date, at an exercise price of $1.00 per share, subject to the limited right of Time Warner to exercise the TW Initial Warrant earlier in order to maintain the TW Ownership Threshold (as defined below).

        The TW Initial Warrant and all Unit Warrants issued to Time Warner pursuant to the Rights Offering, the TW Unit Private Placement and the Backstop Private Placement, if applicable, or, in the event the Rights Offering is not closed prior to the Initial Term Loan Maturity Date, the Term Loan Warrants issued pursuant to the Time Warner Term Loan Agreement may be exercised by Time Warner prior to the second anniversary of their issue date at such time and in such amounts as would allow Time Warner to own up to 49.9% of the outstanding shares of Class A Common Stock (including any shares attributed to Time Warner as part of a group under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (the "TW Ownership Threshold")).

        The Rights Offering and the issuance to Time Warner of the TW Initial Warrant and all Unit Warrants pursuant to the Rights Offering, the Backstop Private Placement and the TW Unit Private Placement or, if applicable, the Term Loan Warrants pursuant to the Time Warner Term Loan Agreement, as described in this Proposal 2, are subject to the approval by the Company's shareholders under NASDAQ Marketplace Rule 5635(d), as further described below.

Background and Reasons for the Rights Offering

        Our attempts to increase television advertising prices in 2013 were met with significant resistance from certain advertisers and agencies in the Czech Republic. This resulted in a significant decline in revenues for 2013 compared to 2012. Looking forward, we expect the impact of the challenging environment in the Czech Republic to continue as we endeavor to attract back advertising clients while continuing to seek improvements in pricing compared to 2012. While we expect a significant improvement in Czech advertising revenues in 2014, we do not expect advertising revenues in the Czech Republic to reach 2012 levels in 2014. We anticipate a similar trend in our consolidated results for 2014, and expect to build upon them in 2015. Our financial situation in 2013 was also impacted by a further decline in advertising revenues in the Slovak Republic due to the reaction to our pricing initiatives in the Czech Republic from clients who also advertise in the Slovak Republic. Furthermore, carriage fee negotiations in the Czech Republic during 2013 did not advance to the extent that we had expected. As a result, we continue to take actions to conserve cash, including targeted reductions to our operating cost base through cost optimization programs and restructuring efforts, the deferral of programming commitments and capital expenditures and the deferral or cancellation of development projects. We have also delayed the settlement of payment obligations with a number of key suppliers, including payments due under contracts for acquired programming, which has resulted in our accounts payable and accrued liabilities increasing to $296.4 million at December 31, 2013 compared to $255.7 million at December 31, 2012 and $240.0 million at December 31, 2011. Despite the expectation of significantly improved revenue and OIBDA (as defined below) performance in 2014, our cash interest costs and need to improve our payables position will result in increased operating cash outflows during 2014 compared to 2013. We expect that our cash flows from operating activities will continue to be insufficient to cover operating expenses and interest payments and we will need other capital resources this year to fund our operations, our debt service and other obligations as they become due, including the settlement of such deferred payment obligations.

        We have evaluated options to improve our liquidity in light of our results for 2013, our outlook for 2014 and our plan to improve our payables position. In this respect, following the end of the third quarter of 2013 we began discussions with Time Warner regarding a potential capital transaction, including the potential issuance of debt, to address our liquidity position. Following the publication of our third quarter earnings, we held investor meetings with certain of our debt and equity investors. We subsequently explored the availability of other financing options, including equity financing, a combination of debt and equity financing and asset sales. Based on information received during our investor meetings and the exploration of our financing alternatives, we concluded that any financing involving equity was not viable without the upfront significant committed participation of Time Warner, which Time Warner did not provide. In addition, we received proposals from several potential purchasers regarding the acquisition of certain assets. The proposals we received, however, were from opportunistic purchasers who expected to purchase such assets at a substantial discount to the value of these businesses or such offers came with significant timing or execution risk.

        On October 16, 2013, our Board of Directors established a special committee (the "Special Committee"), and charged the Special Committee with the authority to evaluate a potential financing transaction with Time Warner, as well as other financing alternatives available to the Company, to engage advisors, to negotiate directly or to monitor negotiations in connection with such potential financing transaction with Time Warner or other financing alternatives, and to make a recommendation to the disinterested directors with respect to a transaction. Over the course of the process, the Special Committee met on a number of occasions. In February 2014, at the conclusion of its review of the financing options available to the Company, which included discussions and negotiations with Time Warner regarding its participation in a potential capital transaction, including the issuance of debt, the Special Committee recommended to the disinterested directors that the Company undertake the financing transactions described in the prospectus relating to the Rights Offering, including the Rights Offering, the Backstop Private Placement, the TW Unit Private Placement, the Time Warner Term Loan and Time Warner Revolving Credit Facility. After consideration of these discussions and inquiries and in light of the continued severe pressure on our liquidity during the latter part of 2013 and our expectation that this will continue through 2014, our disinterested directors determined that the Rights Offering together with the other financing transactions with the participation of Time Warner was in the best interests of the Company and we entered into the Framework Agreement pursuant to which we and Time Warner committed, subject to the terms and conditions thereof, to undertake and facilitate the transactions described herein, including the Rights Offering, Backstop Private Placement and TW Unit Private Placement. The principal purpose of these financing transactions is to enhance our overall liquidity and cash flow by refinancing the remaining €273.0 million aggregate principal amount of the 2016 Fixed Rate Notes, which are cash pay indebtedness, with non-cash pay indebtedness including the New Notes (including the New Notes issuable in connection with the TW Unit Private Placement and the Backstop Private Placement), the Time Warner Term Loan and the Time Warner Revolving Credit Facility.

        In evaluating a potential financial transaction with Time Warner, the disinterested directors also took into account various factors, including:

  •
  the Company's needs for additional capital, liquidity and financial flexibility;

  •
  analysis from the Company's financial advisor;

  •
  alternatives available for raising capital on terms acceptable to the Company;

  •
  contractual rights previously granted to Time Warner in respect of equity financings and asset dispositions and alternative transactions acceptable to Time Warner; and

  •
  current economic and financial market conditions.

        In conjunction with its review of these factors, the disinterested directors also reviewed the Company's history and prospects, including the Company's financial results, the Company's expected future earnings, the outlook in the Company's markets, and the Company's current financial condition.

        We are seeking to raise up to $341.8 million in new indebtedness through the Rights Offering, an additional $58.2 million in new indebtedness through the TW Unit Private Placement and $30.0 million in new indebtedness through the Time Warner Term Loan to enable us to refinance the 2016 Fixed Rate Notes in the manner described in this Proposal 2 and for general corporate purposes. These transactions will significantly reduce the amount of cash interest to be paid in the coming years while providing sufficient liquidity to fund our operations and relieve pressure on our working capital position. Based on our current projections, if closed, these transactions will position the Company to be free cash flow positive beginning in 2015, and we expect to use this positive free cash flow to repay the amounts drawn under the Time Warner Revolving Credit Facility such that we may be able to repay the entire balance drawn at or prior to its maturity on December 1, 2017.

        If the Rights Offering (including the Backstop Private Placement), TW Unit Private Placement and other financing transactions contemplated by the Framework Agreement are not closed, we will need other external sources of capital to continue our operations, including through other debt or equity financing transactions or asset sales, which may not be available or may not be available on acceptable terms. If these actions are not successful, and we are unable to continue to delay payments to some of our major suppliers, we will not have sufficient liquidity to continue to fund our operations in the middle of 2014.

NASDAQ Shareholder Approval Requirement

        We are seeking shareholder approval of (i) the Rights Offering and (ii) the issuance to Time Warner of the TW Initial Warrant and all Unit Warrants pursuant to the Rights Offering, the Backstop Private Placement, and the TW Unit Private Placement or, if applicable, the Term Loan Warrants, in accordance with the NASDAQ Marketplace Rule 5635(d).

        NASDAQ Marketplace Rule 5635(d) requires shareholder approval of the issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock outstanding before the issuance for less than the greater of book or market value of the stock, other than in a public offering.

        In the Rights Offering, Eligible Securityholders may only purchase whole Units, subject to the minimum subscription amount. As a result, if shareholders hold fewer than 62.0102 shares of the Company's Class A Common Stock on the Rights Offering record date, then such shareholders will not be able to satisfy the minimum subscription amount and will not be able to participate in the Rights Offering. Consequently, the Rights Offering is not deemed a public offering for purposes of NASDAQ Marketplace Rule 5635(d) and therefore requires shareholder approval pursuant to that rule.

        The Company has agreed to issue to Time Warner (a) the TW Initial Warrant to purchase 30,000,000 shares of Class A Common Stock (subject to adjustment as provided therein), and (b) (i) up to 84,000,000 Unit Warrants, with each Unit Warrant entitling it to purchase one (1) share of Class A Common Stock (subject to adjustment as provided therein) at an exercise price of $1.00 per share pursuant to Units Time Warner acquires in the Rights Offering, TW Unit Private Placement and the Backstop Private Placement, if applicable, or (ii) alternatively, if the Rights Offering, TW Unit Private Placement and Backstop Private Placement are not closed prior to the Initial Term Loan Maturity Date, 84,000,000 Term Loan Warrants to purchase one (1) share of Class A Common Stock (subject to adjustment as provided therein) at an exercise price of $1.00 per share pursuant to the Time Warner Term Loan Agreement (the warrants described in clauses (a) and (b) together, the "Warrants"). Because the Company has agreed to issue to Time Warner an amount of Warrants that could be convertible into more than 20% of our Class A Common Stock outstanding before the issuance at a price that is lower than the book value of our outstanding shares of Class A Common Stock (which is greater than the market value), we are seeking shareholder approval pursuant to Rule 5635(d).

Summary of Terms of Transaction Agreements and Warrants

        The following is a summary of material terms and provisions of the material agreements relating to the transactions and the Warrants described in this Proposal 2. These summaries do not purport to be complete descriptions of all the terms of such agreements. The descriptions of the Framework Agreement, the Time Warner Term Loan Agreement, the Time Warner Revolving Credit Facility, the Purchase Agreement and the Warrants in this Proposal 2 are qualified in their entirety by reference to the complete text of the Framework Agreement, the Time Warner Term Loan Agreement, the Time Warner Revolving Credit Facility, the Purchase Agreement, the TW Initial Warrant Agreement (as defined herein), Private Placement Warrant Agreement (as defined herein) and the Unit Warrant Agreement (as defined herein), as applicable. You are urged to read each agreement in its entirety. You can find the Framework Agreement, the Time Warner Term Loan Agreement, the Time Warner Revolving Credit Facility and forms of each of the Warrants in the Registration Statement. The Registration Statement and other documents filed by us with the SEC are available for no charge at the SEC's website at http://www.sec.gov.

Framework Agreement

        Under the Framework Agreement, the Company and Time Warner committed, subject to the terms and conditions thereof, to undertake and facilitate the financing transactions described in this Proposal 2, including the Rights Offering, Backstop Private Placement, TW Unit Private Placement, the Time Warner Term Loan and the Time Warner Revolving Credit Facility and certain related undertakings, including the following:

  1.
  Subject to the effectiveness of the Registration Statement and the consent described below, the Company will conduct a rights offering (the "Rights Offering") to offer holders of our outstanding shares of our Class A Common Stock, our Series A Preferred Stock, and our Series B Preferred Stock rights to subscribe for 3,418,467 Units at a subscription price of $100.0 per Unit, which consists of (a) one New Note in the original principal amount of $100.0 and (b) 21 Unit Warrants, with each Unit Warrant entitling the holder thereof to purchase one share of Class A Common Stock exercisable from the second to the fourth anniversary of the date of issuance at an exercise price of $1.00 per share, subject to the limited right of Time Warner to exercise Unit Warrants earlier in order to maintain the TW Ownership Threshold.

  2.
  Pursuant to a Standby Purchase Agreement (as described below) with the Company to be entered into at the commencement of the Rights Offering, TW BV will commit to (a) exercise its subscription privilege in the Rights Offering, (b) purchase 581,533 Units in the TW Unit Private Placement, and (c) provide the Backstop Purchase Commitment.

  3.
  Following execution of the Framework Agreement, the Company's wholly-owned subsidiary CET 21 spol. s r.o. conducted a consent solicitation (the "Consent Solicitation") in respect of certain amendments the indenture governing its 9.0% Senior Secured Notes due 2017 (the "2017 Fixed Rate Notes"), including to permit the incurrence of indebtedness in the financing transactions contemplated by the Framework Agreement, which Consent Solicitation was successfully completed on March 11, 2014.

  4.
  The Company shall issue the TW Initial Warrant (as described below) to purchase 30,000,000 shares of Class A Common Stock on the earlier to occur of (i) the closing of the Rights Offering, the Backstop Private Placement and the TW Unit Private Placement, (ii) the funding of the Time Warner Term Loan and (iii) certification by TW BV of an uncured breach of the Framework Agreement by the Company.

  5.
  Time Warner will make available a loan under the Time Warner Term Loan Agreement (as described below).

  6.
  Time Warner will make available to the Company a senior secured revolving credit facility under the Time Warner Revolving Credit Facility Agreement (as described below) in the aggregate principal amount of $115.0 million, from the earlier of (a) the closing of the Rights Offering, Backstop Private Placement and TW Unit Private Placement or (b) the funding of the loan under the Time Warner Term Loan, which matures on December 1, 2017.

  7.
  The Company will apply proceeds from the Rights Offering, Backstop Private Placement, TW Unit Private Placement and the Time Warner Term Loan to redeem and discharge the 2016 Fixed Rate Notes.

        On the closing of the Rights Offering, the Company expects to issue $400.0 million aggregate principal amount of the New Notes and 84.0 million Unit Warrants. The closing of the Rights Offering is subject to the approval of the shareholders of the Company of this Proposal 2.

        Currently, the Company's Board of Directors consists of seven (7) directors, with one (1) director designated by Time Warner. On the earlier to occur of (a) the mailing of the notice for the Company's 2014 annual general meeting, (b) the funding of the Time Warner Term Loan and (c) April 15, 2014, the size of the Company's Board of Directors shall be not more than eleven (11) directors, with one (1) less than the majority in number of such directors designated by Time Warner, who shall be duly appointed to the Board of Directors as a condition to the completion of the financing transactions contemplated by the Framework Agreement.

        The Framework Agreement contains representations and warranties by the Company relating to, among other things, corporate organization, capitalization, due authorization of the agreement and other transaction agreements, compliance with laws, no conflicts and third party approval rights.

        The Company and Time Warner each have the right to terminate the Framework Agreement if any governmental entity has issued an injunction prohibiting the consummation of any of the agreements or transactions contemplated by the Framework Agreement, if the non-terminating party materially breaches the terms of the Framework Agreement and such breach is not cured within 15 business days of notice thereof, by mutual written consent, or if the Consent Solicitation has not been successfully completed on or prior to a date mutually agreed upon by the Company and Time Warner.

Purchase Agreement

        Pursuant to the Framework Agreement, Time Warner agreed to enter into the Purchase Agreement with the Company, subject to the conditions summarized below, prior to the commencement of the Rights Offering. Pursuant to the Purchase Agreement, Time Warner will commit to exercise in full its subscription privilege at the Subscription Price in respect of all of the Rights allocated to Time Warner in the Rights Offering in respect of its shares of Class A Common Stock, Series A Preferred Stock and Series B Preferred Stock. In addition, the Company will agree to issue to Time Warner, and Time Warner will agree to purchase, 581,533 TW Private Placement Units at the Subscription Price in the TW Unit Private Placement. The TW Private Placement Units are not included in the 3,418,467 Units that the Company is offering in the Rights Offering. In total, the Company intends to offer 4,000,000 Units in the Rights Offering and TW Unit Private Placement. The Rights allocated to Time Warner in the Rights Offering and the TW Private Placement Units represent approximately 70% of all Units that will be issued by the Company, which Time Warner is obligated to purchase under the Purchase Agreement.

        The Purchase Agreement will contain representations and warranties by the Company relating to, among other things, corporate organization, capitalization, due authorization of the Backstop Units and of the agreement, compliance with laws, no conflicts and third party approval rights.

        Time Warner's obligations under the Purchase Agreement will be subject to customary conditions, including, but not limited to, the following: (a) no material adverse effect on the Company and its subsidiaries shall have occurred since the date of the Framework Agreement; (b) the accuracy of the Company's representations and warranties contained in the Purchase Agreement; (c) all covenants and agreements contained in the Purchase Agreement to be performed by us shall have been performed and complied with in all material respects; (d) the Time Warner Term Loan shall have been funded at the earlier of the closing of the Rights Offering or the Bridge Date; (e) receipt of the approval by the shareholders of the Company of Proposal 1 and this Proposal 2, (f) the size of the Company's Board of Directors shall be not more than eleven (11), with one (1) less than the majority in number of such directors designated by Time Warner, who shall be duly appointed to the Board of Directors; (g) the closing of the Rights Offering, TW Unit Private Placement and Backstop Private Placement in accordance with the terms and conditions set forth in the Purchase Agreement and the Registration Statement, (h) the effectiveness of the Registration Statement containing the prospectus relating to the Rights Offering, and (i) the closing of the Consent Solicitation (which occurred on March 11, 2014).

        The Company and Time Warner each will have the right to terminate the Purchase Agreement if any governmental entity has issued an injunction prohibiting the consummation of the transactions contemplated by the Framework Agreement, if the non-terminating party materially breaches the terms of the Framework Agreement and such breach is not cured within 15 business days of notice thereof, or by mutual written consent.

Time Warner Term Loan Agreement

        On February 28, 2014, the Company and Time Warner entered into the Time Warner Term Loan Agreement. The Time Warner Term Loan Agreement provides that Time Warner will make the Time Warner Term Loan to us as follows: (x) in the event of the closing of the Rights Offering, the Backstop Private Placement and the TW Unit Private Placement prior to the Bridge Date, concurrently with those closings, Time Warner will make the Time Warner Term Loan to us in the aggregate principal amount of $30.0 million that matures on December 1, 2017, or (y) if the Rights Offering, the Backstop Private Placement and the TW Unit Private Placement are not closed prior to the Bridge Date, on the Bridge Date, Time Warner will make the Time Warner Term Loan to us in the aggregate principal amount equal to the sum of (i) the Refinancing Portion of the Term Loan plus (ii) $30.0 million that matures on the Initial Term Loan Maturity Date; provided that, if the Rights Offering, the Backstop Private Placement and the TW Unit Private Placement are closed after the Bridge Date but prior to the Initial Term Loan Maturity Date, we will apply the proceeds therefrom to repay the Refinancing Portion of the Term Loan and any accrued interest thereon, with any accrued interest thereon in excess of such proceeds to be repaid by us from the proceeds of the Time Warner Term Loan or the Time

Warner Revolving Credit Facility, and the maturity date of the remaining $30.0 million of the Time Warner Term Loan will be extended to December 1, 2017; provided, further, if the Refinancing Portion of the Term Loan together with accrued interest thereon has not been prepaid on or prior to the Initial Term Loan Maturity Date in the manner set forth above, we shall issue and deliver to Time Warner the Term Loan Warrants and upon such issuance, the Initial Term Loan Maturity Date will be extended to December 1, 2017.

        Amounts outstanding under the Time Warner Term Loan Agreement will bear interest at a rate of 15.0% per annum payable semi-annually in arrears. The Company may pay all accrued interest for an interest period fully in cash or by adding such amount to the principal amount of the Time Warner Term Loan (a "Term Loan PIK Election"). If we do not make an election in the manner set forth in the Time Warner Term Loan Agreement, a Term Loan PIK Election will be deemed to have been made for the entire principal amount of the outstanding Time Warner Term Loan with respect to such interest payment date.

        The Time Warner Term Loan Agreement contains restrictive covenants usual and customary for facilities of its type, which include, with specified exceptions, limitations on our ability to engage in certain business activities, incur indebtedness, incur guarantees, have liens, pay dividends or make other distributions, enter into affiliate transactions, consolidate, merge or effect a corporate reconstruction, make certain investments, acquisitions and loans, conduct certain asset sales and amend constitutional documents and certain debt documents in a manner adverse to the lenders in any material respect. We are required to comply with certain of these covenants from the date hereof, while we are not required to comply with others until the Time Warner Term Loan is made. Beginning with the first full accounting quarter occurring after the Time Warner Term Loan is made, we will be required to satisfy specified financial covenants, such as maintaining a cashflow cover ratio of no less than 0.30 to 1.00, an interest cover ratio of no less than 0.09 to 1.00 and a consolidated total leverage ratio of no more than 110.00 to 1.00. The cashflow cover ratio and the interest cover ratio will be subject to step-ups at certain dates in the future, and the consolidated total leverage ratio will be subject to step-downs at certain dates in the future.

        Central European Media Enterprises N.V. ("CME NV") and CME Media Enterprises B.V. ("CME BV") will be guarantors of borrowings under the Time Warner Term Loan Agreement. Subject to the Intercreditor Agreement originally dated as of July 21, 2006 (as amended and restated from time to time and to be amended and restated on the issue date for the New Notes, the "CME Intercreditor Agreement"), the Time Warner Term Loan Agreement will have a lien on all of CME NV's and CME BV's capital stock.

        The Time Warner Term Loan Agreement will not require any scheduled principal payments prior to the maturity date. The Time Warner Term Loan Agreement may not be prepaid prior to the Initial Term Loan Maturity Date unless such prepayment is made solely with the proceeds of the Rights Offering, the Backstop Private Placement and the TW Unit Private Placement. After the Initial Term Loan Maturity Date, to the extent the New Notes are outstanding, the Time Warner Term Loan Agreement may be prepaid in whole, but not in part, as long as the New Notes are concurrently repaid and discharged. After the Initial Term Loan Maturity Date, the Time Warner Term Loan Agreement may be prepaid in whole or in part if the Refinancing Portion of the Term Loan has not been repaid with the proceeds of the Rights Offering, Backstop Private Placement and TW Unit Private Placement prior to such date. Notwithstanding the foregoing, the Time Warner Term Loan is required to be repaid pro rata with other indebtedness of the Company following certain asset dispositions. In addition, in the event that the 2017 Fixed Rate Notes are prepaid in full or repaid in full, the Time Warner Term Loan will become immediately due and payable.

        In the event of an "event of default" under the indenture governing the New Notes, the indenture governing the 2017 Fixed Rate Notes and the indenture governing the 2015 Convertible Notes, an event of default will occur under the Time Warner Term Loan Agreement. In addition, in the event of a specified "change in control", an event of default will occur under the Time Warner Term Loan Agreement.

        We will be obligated to pay to Time Warner a commitment fee of 1.25% of the entire Time Warner Term Loan and, if we drawdown the Refinancing Portion of the Term Loan, a funding fee of 1.25% of the total amount of the Refinancing Portion of the Term Loan, a portion of which funding fee may be refunded to us depending on when we repay the Refinancing Portion of the Term Loan.

Time Warner Revolving Credit Facility

        Under the Framework Agreement, Time Warner also agreed to extend to us the Time Warner Revolving Credit Facility in the aggregate principal amount of $115.0 million at the earlier of (a) the closing of the Rights Offering, the Backstop Private Placement and the TW Unit Private Placement or (b) the funding of the Time Warner Term Loan. Borrowings under the Time Warner Revolving Credit Facility will be used for general corporate purposes.

        On the closing date of the Time Warner Revolving Credit Facility, amounts outstanding under the Time Warner Revolving Credit Facility will bear interest at a rate based on, at the Company's option, the alternative base rate plus 13% or the adjusted LIBO rate plus 14%. The alternative base rate is defined as the highest of (i) the published corporate base rate of interest as chosen by the administrative agent from time to time in its sole discretion, (ii) the federal funds effective rate plus 0.50% and (iii) the sum of (a) the one month adjusted LIBO rate plus (b) 1.00%. With respect to all of the outstanding principal amount of the Time Warner Revolving Credit Facility, the Company may pay all accrued interest for an interest period fully in cash or by adding such amount to the principal amount of the Time Warner Revolving Credit Facility (a "Revolver PIK Election"). If we do not make an election in the manner set forth in the Time Warner Term Loan Agreement, a Revolver PIK Election will be deemed to have been made for the entire principal amount of the outstanding Time Warner Revolving Credit Facility with respect to such interest payment date. Additionally, the Time Warner Revolving Credit Facility will contain a commitment fee on the average daily unused amount under the facility of 0.50% per annum.

        Ongoing extensions of credit under the Time Warner Revolving Credit Facility will be subject to customary conditions. The Time Warner Revolving Credit Facility will contain restrictive covenants usual and customary for facilities of its type, which include, with specified exceptions, limitations on our ability to engage in certain business activities, incur indebtedness, incur guarantees, have liens, pay dividends or make other distributions, enter into affiliate transactions, consolidate, merge or effect a corporate reconstruction, make certain investments, acquisitions and loans, conduct certain asset sales and amend constitutional documents and certain debt documents in a manner adverse to the lenders in any material respect. The Time Warner Revolving Credit Facility will also require us to satisfy specified financial covenants, such as maintaining a cashflow cover ratio of no less than 0.30 to 1.00, an interest cover ratio of no less than 0.09 to 1.00 and a consolidated total leverage ratio of no more than 110.00 to 1.00. The cashflow cover ratio and the interest cover ratio will be subject to step-ups at certain dates in the future, and the consolidated total leverage ratio will be subject to step-downs at certain dates in the future.

        CME NV and CME BV will be guarantors of borrowings under the Time Warner Revolving Credit Facility. Subject to the CME Intercreditor Agreement, the Time Warner Revolving Credit Facility will have a lien on all of CME NV's and CME BV's capital stock.

        The Time Warner Revolving Credit Facility will not require any scheduled principal payments prior to the maturity date. In the event of an "event of default" under the indenture governing the New Notes, the indenture governing the 2017 Fixed Rate Notes Indenture and the indenturing governing the 2015 Convertible Notes, an event of default will occur under Time Warner Revolving Credit Facility. In addition, in the event of a specified "change in control", an event of default will occur under the Time Warner Revolving Credit Facility.

        The Time Warner Revolving Credit Facility will mature on December 1, 2017. In the event that either the Time Warner Term Loan or the New Notes are prepaid in full or repaid in full, the commitments under the Time Warner Revolving Credit Facility will automatically terminate and all loans outstanding will become immediately due and payable at such time.

Terms of the Warrants

        The TW Initial Warrant will be issued to Time Warner in connection with the transactions contemplated by the Framework Agreement. The warrants acquired by TW BV pursuant to the Purchase Agreement ("Private Placement Warrants") will be issued to TW BV in connection with the purchase of Units in the TW Private Placement and the Backstop Private Placement, if applicable. The Term Loan Warrants will be issued in the event the Rights Offering, Backstop Private Placement and TW Unit Private Placement are not completed prior to the Initial Term Loan Maturity Date. A summary of the terms of the Warrants is set forth below.

        The TW Initial Warrant will be exercisable for 30,000,000 shares of Class A Common Stock (subject to adjustment in accordance with the terms thereof). The Private Placement Warrants will be exercisable for up to 84,000,000 shares of Class A Common Stock (subject to adjustment in accordance with the terms thereof), in the event that no other Eligible Securityholder (other than Time Warner) subscribes for Units. If the Rights Offering, Backstop Private Placement and TW Unit Private Placement and are not completed prior to the Initial Term Loan Maturity Date, the Term Loan Warrants will be issued and exercisable for 84,000,000 shares of Class A Common Stock.

        Each of the TW Initial Warrant, the Private Placement Warrants and the Unit Warrants or, if applicable, the Term Loan Warrants, will be exercisable for $1.00 per share, subject to certain adjustments described below. The Warrants are non-redeemable.

        The Warrants may be exercised at any time starting on the second anniversary of the applicable date of issuance until the fourth anniversary after such date of issuance, subject to the limited right of Time Warner to exercise the Warrants earlier in order to maintain the TW Ownership Threshold.

        Notwithstanding the foregoing, Time Warner shall not have any right to acquire shares of Class A Common Stock upon exercise of the Warrants until the date that is 61 days after the earlier of: (a) the date on which the number of outstanding shares of Class A Common Stock owned by Time Warner, when aggregated with any outstanding shares of Class A Common Stock held by any group (as this term is used in Section 13(d)(3) of the Exchange Act) that includes Time Warner and any of its affiliates, would not result in the holder of such Warrant being a beneficial owner (as such term is used in Section 13(d)(3) of the Exchange Act) of more than 49.9% of the outstanding shares of Class A Common Stock, and (b) the date on which such holder's beneficial ownership would not give to any person or entity any right of redemption, repurchase or acceleration under any indenture or other document governing any of the Company's indebtedness that is outstanding as of the date of issuance of the applicable Warrant. The Warrants will be adjusted as necessary to protect holders from the dilutive effects of (a) subdivisions, reclassifications, combinations and similar transactions, (b) certain repurchases of shares of the Company's Class A Common Stock pursuant to a tender offer or exchange offer, or other offer available to substantially all holders of the Company's Class A Common Stock, at a price above the market price for the Company's shares of Class A Common stock, and (c) certain business combinations. Unless a distribution is made in connection with a business combination, if there is a distribution to the holders of Class A Common Stock (other than pursuant to a subdivision, reclassification, combination and similar transaction), upon exercise of a Warrant, the holder of the Warrant will receive the amount of such distribution the holder would have on the date of exercise as if the holder had been a record holder of Class A Common Stock on the date of such distribution, in addition to the number of shares of Class A Common Stock receivable upon exercise.

        Time Warner will not have additional voting rights or other rights as a shareholder with respect to the shares of Class A Common Stock for which the Warrants may be exercised to purchase unless and until (and then only to the extent) the Warrants have been exercised.

Use of Proceeds

        The Company intends to use the net proceeds from the exercise of Rights in the Rights Offering, the purchase of Units in the TW Unit Private Placement and in the Backstop Private Placement, if applicable, together with the proceeds from the Time Warner Term Loan, if any, to redeem and repay in full the 2016 Fixed Rate Notes, including the early redemption premium and accrued interest thereon. Alternatively, if the Company is unable to close the Rights Offering prior to the Bridge Date, the Company intends to redeem and repay in full all outstanding 2016 Fixed Rate Notes, including the early redemption premium of approximately €15.9 million (approximately $21.9 million, at December 31, 2013 exchange rates) and accrued interest thereon, with the proceeds from the Time Warner Term Loan. As of the date hereof, there was approximately €273.0 million (approximately $376.5 million at December 31, 2013 exchange rates) aggregate principal amount of the 2016 Fixed Rate Notes outstanding.

        If the Company redeems the 2016 Fixed Rate Notes with the proceeds from the Time Warner Term Loan, then the Company intends to use the net proceeds from the exercise of Rights in the Rights Offering, the Backstop Private Placement and the TW Unit Private Placement, if any, to repay in full the outstanding amounts of principal and interest under the Refinancing Portion of the Term Loan, as well as related fees and expenses.

Consequences if Shareholder Approval is Not Obtained

        If shareholder approval is not obtained for this Proposal 2, the Company will not be able to complete the Rights Offering or the issuance of shares of Class A Common Stock issuable upon exercise of the TW Initial Warrant, the Unit Warrants or, if applicable, the Term Loan Warrants in excess of 19.9% of the number of shares of Class A Common Stock outstanding on the issue date thereof, because doing so would not be in compliance with the NASDAQ Marketplace Rules, and such non-compliance could result in the delisting of the Company's shares of Class A Common Stock from the NASDAQ Global Select Market. In addition, shareholder approval is one of the conditions to closing under both the Framework Agreement and the Purchase Agreement.

        As a result, the Company would need other external sources of capital to continue its operations, including through other debt or equity financing transactions or asset sales, which may not be available or may not be available on acceptable terms.

        Even if shareholder approval of the issuance of the Warrants is obtained, there is no assurance that such issuance as contemplated by this Proposal 2 will actually take place. As described above, both the Framework Agreement and the Purchase Agreement contain certain closing conditions which the respective parties must meet before the parties are obligated to consummate the closing of the transactions contemplated by the agreements. There can be no assurance that the parties will meet all of these closing conditions or that the parties will otherwise be able to consummate the closing.

Preemptive Rights

        Time Warner is a beneficial owner of shares of the Company's Class A Common Stock, Series A Preferred Stock and Series B Preferred Stock. Pursuant to an amended Investor Rights Agreement by and among Time Warner, RSL Savannah LLC, Ronald S. Lauder, RSL Investments LLC, RSL

Investments Corporation and the Company, the Company has granted Time Warner, and any of its permitted transferees, certain preemptive rights with respect to future issuances of the Company's equity securities (subject to certain exclusions).

No Appraisal Rights

        Pursuant to Bermuda law, holders of shares of the Company's Class A Common Stock and Series A Preferred Stock are not entitled to appraisal rights with respect to this Proposal 2.

Vote Required; Recommendation

        The approval of the issuance of the Rights and the Warrants described in this Proposal 2 requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the meeting, provided that a quorum is present. Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast.

        Time Warner, which holds 49.6% of the voting power of the Company's shares as of the record date for the Meeting, has agreed to vote in favor of this Proposal 2.

        Unless otherwise indicated, the accompanying form of Proxy will be voted FOR the issuance of the Rights and the Warrants described in this Proposal 2.

        THE DISINTERESTED DIRECTORS, ON BEHALF OF THE BOARD OF DIRECTORS, UNANIMOUSLY RECOMMEND A VOTE IN FAVOR OF THE ISSUANCE OF RIGHTS TO SHAREHOLDERS AND THE ISSUANCE OF WARRANTS TO PURCHASE CLASS A COMMON STOCK TO TIME WARNER, IN EACH CASE AS DESCRIBED IN THIS PROPOSAL 2.

 CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of March 21, 2014 with respect to the beneficial ownership of shares of the Company's outstanding voting securities, consisting of the Company's Class A Common Stock, and Series A Preferred Stock, and also sets forth certain information with respect to voting power and percentage of ownership as of March 21, 2014, by (i) each shareholder known by us to beneficially own more than 5% of any class of the Company's outstanding voting securities, (ii) each director, (iii) the named executive officers, and (iv) all directors and executive officers as a group. Except as otherwise noted below, each of the shareholders identified in the table has sole voting and investment power over the shares beneficially owned by such person. None of the shares held by the directors or executive officers are pledged, except as provided in Note 5 and Note 13.

Name of Beneficial Owner	Beneficial Ownership of Shares of Class A Common Stock		% of Voting Power(a)		% Ownership(a)
Paul T. Cappuccio	—		—		—
Charles R. Frank, Jr.	67,200	(5)	*		*
Alfred W. Langer	68,000	(6)	*		*
Bruce Maggin	60,000	(7)	*		*
Parm Sandhu	85,000	(8)	*		*
Duco Sickinghe	40,000	(9)	*		*
Kelli Turner	15,000	(10)	*		*
Michael Del Nin(1)	—		—		—
Christoph Mainusch(2)	—		—		—
David Sturgeon	3,750	(11)	*		*
Daniel Penn	12,500	(12)	*		*
Adrian Sarbu	3,463,292	(13)	2.35%		2.55%
David Sach	299,998	(14)	*		*
Anthony Chhoy	139,134	(15)	*		*
All directors and executive officers as a group (14 persons)	4,253,874	(16)	2.89%		3.12%
Time Warner Inc.(3)	61,407,775		49.62%	(17)	45.44%
TW Media Holdings LLC(3)	61,407,775		49.62%	(17)	45.44%
Time Warner Media Holdings B.V.(3)	61,407,775		49.62%	(17)	45.44%
Federated Investors, Inc.(4)	7,169,474		4.90%		5.31%

*
Less than 1.0%

(a)
Represents the percentage of total voting power and the percentage ownership of the shares of Class A Common Stock, the share of Series A Preferred Stock, currently exercisable (or exercisable within 60 days of March 21, 2014) options for shares of Class A Common Stock and Class B Common Stock and vested but unissued (or vesting within 60 days of March 21, 2014) restricted stock units beneficially owned by each identified shareholder and all directors and executive officers as a group. Our other authorized class of capital stock outstanding, the Series B Preferred Stock, does not have voting power except in certain limited circumstances. At March 21, 2014, there were (i) 135,126,867 shares of Class A Common Stock, (ii) one Series A Preferred Share and (iii) 200,000 shares of Series B Preferred Stock outstanding. See Note 3 for information relating to voting rights attached to the Series A Preferred Share.

(1)
Does not include 71,260 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently not vested, nor will they become vested within 60 days.

(2)
Does not include 71,260 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares which are currently not vested, nor will they become vested within 60 days.

(3)
Information in respect of the beneficial ownership of Time Warner Inc., TW Media Holdings LLC ("TWMH") and TW BV (other than percentage ownership) is based upon a statement on Schedule 13D/A filed jointly by them on March 7, 2014. The address of each of Time Warner Inc., a Delaware corporation, and TWMH, a Delaware limited liability company, is One Time Warner Center, New York, New York 10019. The address of TW B.V., a private limited liability company organized under the laws of The Netherlands, is Naritaweg 237, 1043CB Amsterdam, The Netherlands. Time Warner Inc. owns directly and indirectly all of the equity interests of TWMH and TWMH owns directly and indirectly all of the equity interests of TW BV and TWMH reported that they beneficially own (i) 61,407,775 shares of Class A Common Stock, (ii) the Series A Preferred Share and (iii) 200,000 shares of Series B Preferred Stock which are non-voting, except in certain limited circumstances. The Series A Preferred Share is convertible into 11,211,449 shares of Class A Common Stock on the date that is 61 days after the date on which the number of outstanding shares of Class A Common Stock owned by TW BV, when aggregated with any outstanding shares of Class A Common Stock held by any group (as this term is used in Section 13(d)(3) of the Exchange Act) that includes TW BV and any of its affiliates, would not result in the TW BV being a beneficial owner of more than 49.9% of the outstanding shares of Class A Common Stock of the Company. The Series A Preferred Share is entitled to one vote per each share of Class A Common Stock into which it is convertible.

(4)
Information in respect of beneficial ownership of Federated Investors, Inc. (other than percentage ownership) is based upon a statement on Schedule 13G filed jointly by Federated Investors, Inc., Voting Shares Irrevocable Trust, John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue on February 11, 2014, each reporting sole voting and dispositive power over 7,169,474 shares of Class A Common Stock (the "Reported Securities"). Federated Investors, Inc. (the "Parent") is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. (the "Investment Advisers"), which act as investment advisers to registered investment companies and separate accounts that own the Reported Securities. The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is wholly owned subsidiary of Parent. All of Parent's outstanding voting stock is held in the Voting Shares Irrevocable Trust (the "Trust") for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees (collectively, the "Trustees"). Parent, the Trust, and each of the Trustees declare that the Schedule 13G should not be construed as an admission that they are the beneficial owners of the Reported Securities, and each expressly disclaims beneficial ownership of the Reported Securities.

(5)
Consists of (i) 13,200 shares of Class A Common Stock and (ii) 54,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days. Mr. Frank holds a brokerage account which he uses as a cash management account in which he maintains various securities, including 3,200 shares of Class A Common Stock of the Company. Whenever such account is overdrawn, the amount of such overdraft is loaned to Mr. Frank on a margin secured by all of the securities in the account, which may be deemed to constitute a "pledge" of Mr. Frank's shares in the Company. Does not include 14,500 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently not vested, nor will they become vested within 60 days.

(6)
Consists of (i) 58,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days and (ii) 10,000 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which have vested. Does not include 14,500 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently not vested, nor will they become vested within 60 days.

(7)
Consists of (i) 10,000 shares of Class A Common Stock and (ii) 50,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days. Does not include 14,500 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently not vested, nor will they become vested within 60 days.

(8)
Consists of (i) 60,000 shares of Class A Common Stock and (ii) 25,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days. Does not include 14,500 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently not vested, nor will they become vested within 60 days.

(9)
Consists of (i) 10,000 shares of Class A Common Stock and (ii) 30,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days. Does not include 14,500 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently not vested, nor will they become vested within 60 days.

(10)
Consists of (i) 10,000 shares of Class A Common Stock and (ii) 5,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days. Does not include 14,500 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently not vested, nor will they become vested within 60 days.

(11)
Consists of 3,750 shares of Class A Common Stock. Does not include 70,732 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently not vested, nor will they become vested within 60 days.

(12)
Consists of 12,500 shares of Class A Common Stock. Does not include 147,416 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently not vested, nor will they become vested within 60 days.

(13)
Mr. Sarbu resigned as the President and Chief Executive Officer of the Company effective August 21, 2013 and continued to be employed by the Company through the end of the year. The information in respect of beneficial ownership by Mr. Sarbu assumes Mr. Sarbu's beneficial holdings reported herein as of March 21, 2014 were unchanged from the date of his separation from the Company. Consists of (i) a currently exercisable warrant to purchase 600,000 shares of Class A Common Stock beneficially owned by Mr. Sarbu and Alerria Management Company S.A. ("Alerria"); (ii) a currently exercisable warrant to purchase 250,000 shares of Class A Common Stock beneficially owned by Mr. Sarbu and Metrodome B.V. ("Metrodome"); (iii) 771,425 shares of Class A Common Stock beneficially owned solely by Mr. Sarbu; (iv) 1,241,867 shares of Class A Common Stock beneficially owned jointly by Mr. Sarbu and Alerria; and (v) 600,000 shares of Class A Common Stock beneficially owned jointly by Mr. Sarbu and Metrodome. Mr. Sarbu beneficially owns, directly or indirectly, substantially all the outstanding shares of Alerria, a joint stock company organized under the laws of Romania, and Metrodome, a company organized under the laws of The Netherlands. Alerria has pledged 1,200,000 shares of Class A Common Stock, and Mr. Sarbu has pledged 200,000 shares of Class A Common Stock, each in favor of ING Bank N.V.

  Amsterdam—Bucharest Branch pursuant to security agreements dated May 20, 2010 and September 30, 2011.

(14)
Mr. Sach entered into a separation agreement with the Company's affiliate, CME Media Services Limited, on October 14, 2013, pursuant to which his employment and service as Chief Financial Officer were terminated as of October 29, 2013. The information in respect of beneficial ownership by Mr. Sach is based on information provided to the Company by Mr. Sach as of February 21, 2014. Consists of 299,998 shares of Class A Common Stock.

(15)
Mr. Chhoy entered into a separation agreement with the Company's affiliate, CME Media Services Limited, on October 17, 2013, pursuant to which his employment and service as Executive Vice President, Strategic Planning and Operations were terminated as of November 15, 2013. The information in respect of beneficial ownership by Mr. Chhoy is based on information provided to the Company by Mr. Chhoy as of February 21, 2014. Consists of 139,134 shares of Class A Common Stock.

(16)
Consists of (i) 3,171,874 shares of Class A Common Stock; (ii) 1,072,000 shares of Class A Common Stock underlying options which are currently exercisable or will become exercisable within 60 days and warrants to purchase shares of Class A Common Stock; and (iii) 10,000 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which have vested. Does not include 447,668 shares of Class A Common Stock underlying restricted stock units which represent a contingent right to receive such shares and which are currently not vested, nor will they become vested within 60 days.

(17)
Consists of voting rights with respect to the 61,407,775 shares of Class A Common Stock and the Series A Preferred Share held by TW BV. For the purposes of this table only, the voting percentages of Time Warner, TWMH and TW BV were calculated as if TW BV had received 11,211,449 shares of Class A Common Stock upon the conversion of the Series A Preferred Share.

SHAREHOLDER PROPOSALS

        The Company held its 2013 Annual General Meeting on June 12, 2013. Shareholders interested in proposing a matter for a vote by the Company's at the 2014 Annual General Meeting must have submitted the proposal no later than January 21, 2014 in order for it to be included in our proxy statement and form of proxy relating to the 2014 annual meeting pursuant to Rule 14a-8 under the Exchange Act. The proxy or proxies designated by us will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2014 Annual General Meeting of Shareholders if notice of the matter was not received by us at our principal executive office by January 21, 2014.

IMPORTANT ADDITIONAL INFORMATION

        CERTAIN STATEMENTS INCLUDED IN THIS PROXY STATEMENT ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SUCH FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, MATTERS IDENTIFIED AS EXPECTATIONS AND MATTERS WITH RESPECT TO THE RIGHTS OFFERING AND RELATED FINANCING TRANSACTIONS. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. FOR MORE INFORMATION REGARDING RISKS AND UNCERTAINTIES THAT MAY AFFECT THE COMPANY, REVIEW THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

        THIS FILING DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE COMPANY'S SECURITIES. OFFERS AND SALES OF THE UNITS, NEW NOTES, UNIT WARRANTS OR SHARES OF CLASS A COMMON STOCK ISSUABLE UPON EXERCISE OF THE UNIT WARRANTS WILL ONLY BE MADE BY MEANS OF A PROSPECTUS MEETING THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, ON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN SUCH PROSPECTUS. IN CONNECTION WITH THE RIGHTS OFFERING, WE HAVE FILED THE REGISTRATION STATEMENT WITH THE SEC. THERE SHALL NOT BE ANY OFFER, SOLICITATION OR SALE OF THE COMPANY'S SECURITIES IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" into this proxy statement documents that we have filed with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. We incorporate by reference (i) the section entitled "Description of Capital Stock" contained within the Registration Statement and (ii) Items 7, 7A, 8 and 9 from the Company's Annual Report on Form 10-K for the year ended December 31, 2013 (the "2013 Annual Report"). The Registration Statement, the 2013 Annual Report and other documents filed by us with the SEC are available for no charge at the SEC's website at http://www.sec.gov.

MISCELLANEOUS

        Under Bermuda law, no matter or business other than those set forth in the accompanying Notice of Special General Meeting of Shareholders is permitted to be presented at the Meeting unless the provisions of the Companies Act 1981 of Bermuda, as amended, are complied with.

        We will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this proxy statement and other material which may be sent to shareholders in connection with this solicitation. Officers and regular employees may solicit proxies by mail, telephone, telegraph, electronic mail and personal interview, for which no additional compensation will be paid. In addition, Georgeson Inc. has been engaged by us to act as proxy solicitor and will receive fees of $8,000 plus expenses. We may reimburse persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to their principals.

        To obtain directions to be able to attend the meeting and vote in person, please contact the Secretary, Central European Media Enterprises Ltd., in care of Citco (Bermuda) Limited, O'Hara House, 3 Bermudiana Road, Hamilton, HM 08 Bermuda.

        Our Annual Report on Form 10-K for the year ended December 31, 2013 is being delivered to shareholders together with this proxy statement.

        Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Shareholders to be held on April 14, 2014. This proxy statement, our Annual Report on Form 10-K and the Registration Statement are available on our website at www.cme.net.

                      By order of the Board of Directors,

                      DANIEL PENN

                      Secretary

Hamilton, Bermuda
March 21, 2014

 Exhibit A

PROPOSED AMENDMENT TO THE COMPANY'S BYE-LAWS
TO INCREASE THE NUMBER OF
AUTHORIZED SHARES OF CLASS A COMMON STOCK

BYE-LAW 3(1)

        The current text of Bye-law 3(1) provides as follows:

  3.
  (1)   The capital of the Company shall be divided into three classes of shares, namely:

  (a)
  300,000,000 Shares of Class A Common Stock, par value $0.08 per share ("Class A Shares");

  (b)
  15,000,000 Shares of Class B Common Stock, par value $0.08 per share ("Class B Shares"); and

  (c)
  5,000,000 Shares of Preferred Stock, par value $0.08 per share ("Preferred Shares").

    The Class A Shares and the Class B Shares are together referred to as the "Common Shares".

        If the proposal is adopted, Bye-law 3(1) would provide:

  3.
  (1)   The capital of the Company shall be divided into three classes of shares, namely:

  (a)
  440,000,000 Shares of Class A Common Stock, par value $0.08 per share ("Class A Shares');

  (b)
  15,000,000 Shares of Class B Common Stock, par value $0.08 per share ("Class B Shares"); and

  (c)
  5,000,000 Shares of Preferred Stock, par value $0.08 per share ("Preferred Shares").

    The Class A Shares and the Class B Shares are together referred to as the "Common Shares".

0 --------------- . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. PROXY FOR SPECIAL GENERAL MEETING OF SHAREHOLDERS _ APRIL 14, 2014 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby constitutes and appoints Alan Farrell, Denika Davis, Guy Cooper and Kathleen Moniz, or any of them acting singly, with the power of substitution in any of them, the proxies of the undersigned to vote with the same force and effect as the undersigned all shares of Common Stock and Preferred Stock of Central European Media Enterprises Ltd. (the "Company") held of record by the undersigned on March 21, 2014 at the Special General Meeting of Shareholders to be held at Citco (Bermuda) Limited, O'Hara House, 3 Bermudiana Road, Hamilton, HM 08, Bermuda, on April 14, 2014, at 10:00 A.M. and at any adjournment or adjournments thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof with respect to the following matters: This proxy, when properly executed, will be voted as directed. If no direction is indicated, the proxy will be voted (i) FOR the amendment of the Company's Bye-laws and the condition of its Memorandum and (ii) FOR approval of (a) the issuance by the Company of non-transferable rights (the "Rights Offering") to shareholders of record as of the Rights Offering record date and (b) the issuance to Time Warner Media Holdings B.V. of (i) a warrant exercisable for 30,000,000 shares of Class A Common Stock, subject to adjustment in accordance with the terms thereof, and (ii) warrants exercisable for up to 84,000,000 shares of Class A Common Stock, subject to adjustment in accordance with the terms thereof. CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SPECIAL GENERAL MEETING OF SHAREHOLDERS OF CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. APRIL 14, 2014 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card are available at - {Insert web address where material will be hosted} Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. The amendment of the Company's Bye-laws and the conditions of its Memorandum to increase the authorized share capital of the Company from $25.6 million to $36.8 million by increasing the number of authorized shares of Class A Common Stock from 300,000,000 shares to 440,000,000 shares of par value $0.08 each. 2. Approval of (a) the issuance by the Company of non-transferable rights (the "Rights Offering") to shareholders of record as of the Rights Offering record date and (b) the issuance to Time Warner Media Holdings B.V. of (i) a warrant exercisable for 30,000,000 shares of Class A Common Stock, subject to adjustment in accordance with the terms thereof, and (ii) warrants exercisable for up to 84,000,000 shares of Class A Common Stock, subject to adjustment in accordance with the terms thereof. Shares cannot be voted unless this proxy card is signed and returned or shares are voted in person at the Special General Meeting. The undersigned hereby acknowledges receipt of the Notice of Special General Meeting of Shareholders to be held on April 14, 2014 and the Proxy Statement dated March 21, 2014, prior to the signing of this proxy. FOR AGAINST ABSTAIN THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. --------------- ---------------- 00030003000000000000 8 041414 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

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IMPORTANT
PROPOSAL 1
INCREASE IN THE AUTHORIZED SHARE CAPITAL BY INCREASING THE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK
PROPOSAL 2
APPROVAL OF THE RIGHTS OFFERING AND THE ISSUANCE OF WARRANTS EXERCISABLE FOR CLASS A COMMON STOCK TO TIME WARNER MEDIA HOLDINGS B.V. IN ACCORDANCE WITH NASDAQ MARKETPLACE RULE 5635(d)
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SHAREHOLDER PROPOSALS
IMPORTANT ADDITIONAL INFORMATION
INCORPORATION BY REFERENCE
MISCELLANEOUS
  Exhibit A
PROPOSED AMENDMENT TO THE COMPANY'S BYE-LAWS TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK